Filing Fee $50.00 ID Number: 5305

STATE OF RHODE ISLAND AND PROVIDENCE PLANTATIONS
Office of the Secretary of State
Corporations Division
148 W. River Street
Providence, Rhode Island 02904-2615

RECEIVED
SECRETARY OF STATE
CORPORATIONS DIV
2013 SEP 11 PM 1:16

BUSINESS CORPORATION

ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION

Pursuant to the provisions of Section 7-1.2-905 of the General Laws of Rhode Island, 1956, as amended, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

1. The name of the corporation is A.T. Cross Company

2. The shareholders of the corporation (or, where no shares have been issued, the board of directors of the corporation) on August 22, 2013, in the manner prescribed by Chapter 7-1.2 of the General Laws, 1956, as amended, adopted the following amendment(s) to the Articles of Incorporation:

[Insert Amendment(s)]

(If additional space is required, please list on separate attachment)

Article 1. of the Articles of Incorporation are amended as follows: The name of the Corporation is:

Costa Inc.

3. As required by Section 7-1.2-105 of the General Laws, the corporation has paid all fees and taxes.

4. These Articles of Amendment shall be effective upon filing unless a specified date is provided which shall be no later than the 90th day after the date of this filing upon filing

Under penalty of perjury, I declare and affirm that I have examined these Articles of Amendment, including any accompanying attachments, and that all statements contained herein are true and correct.

Date: SEPTEMBER 11, 2013

[signature]
Signature of Authorized Officer of the Corporation

Kevin P. Mahoney CFO
Type or Print Name of Authorized Officer

Form No. 101
Revised: 12/05